Chad Cohen joins Trupanion’s Board of Directors
Trupanion appoints Chad Cohen, CFO of Adaptive Biotechnologies and former CFO of Zillow Group, to its Board of Directors.
Seattle, WA - December 10, 2015 - Trupanion, Inc. (NYSE: TRUP) a direct-to-consumer, monthly subscription business that provides medical plans for cats and dogs, announced today the appointment of Chad Cohen to its Board of Directors, effective December 10, 2015. Concurrent with his appointment to the Board, Mr. Cohen was appointed as a member of the Audit Committee. Chad Cohen brings deep financial knowledge and expertise to Trupanion as the CFO of Adaptive Biotechnologies, the leader in combining next generation sequencing and expert bioinformatics to profile T-and B-cell receptors of the adaptive immune system. Previously, he served as CFO for Zillow Group where he built out the company’s finance functions and ultimately led them through nine acquisitions and their 2011 IPO.
Trupanion CEO, Darryl Rawlings commented, “Chad has significant public company CFO experience and will be a great addition to the Trupanion Board of Directors. He is a well-regarded, dynamic CFO and I’m confident he will be a valuable member of our Board and asset for our management team. We look forward to leveraging Chad’s expertise as we continue our growth at Trupanion.”
With regard to his new appointment, Cohen stated, “I’m thrilled to be joining Trupanion’s Board of Directors. Having personally experienced their exceptional product for my own pet, I am truly convinced that there are millions of others who would benefit from Trupanion. There is a massive opportunity that exists in providing medical insurance for cats and dogs and I look forward to helping Darryl and his team take advantage of that opportunity while contributing my learnings as a growth company CFO at the Board level.”
Cohen has previously served on a number of Boards, including his current company, Adaptive Biotechnologies, up until his appointment as CFO and was Audit Chairman for Ticketfly until its acquisition by Pandora in 2015.
In connection with Cohen’s appointment, Dr. Peter Beaumont has tendered his resignation from Trupanion’s Board of Directors. Trupanion CEO Darryl Rawlings commented “Dr. Beaumont has been a long-time supporter of Trupanion and I cannot thank him enough for all of his help through the years. This is a natural transition for Trupanion but Dr. Beaumont will remain highly involved with Trupanion in the future.”
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About Trupanion
Founded in 2000, Trupanion is an industry-leading, direct-to-consumer, monthly subscription business that provides medical plans for cats and dogs in the United States, Canada and Puerto Rico through its affiliated entities. With over 275,000 total enrolled pets (as of November 3, 2015), Trupanion is one of the largest providers of medical insurance for cats and dogs in North America with the mission to help the pets we all love receive the best veterinary care. Trupanion offers a simple, fair and comprehensive pet medical plan that pays 90% of covered veterinary costs for pets' illness and injury claims. Trupanion's shares are traded on the New York Stock Exchange under the ticker symbol TRUP. The company is headquartered in Seattle, WA and can be found online at Trupanion.com.

Contacts:

Investors:
Laura Bainbridge, Addo Communications
310.829.5400
InvestorRelations@trupanion.com

Media:
Britta Gidican, Trupanion Director of Public Relations
206.607.1930
MediaRelations@trupanion.com